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                                                                     Exhibit 2.2

                                AMENDMENT NO. 1
                                ---------------
                                      TO
                                      --
                               MERGER AGREEMENT
                               ----------------

          THIS AMENDMENT NO. 1 dated April 13, 1999 amends that certain MERGER AGREEMENT (the "Merger Agreement") made as of March 26, 1999, by and between Louis D. Paolino, Jr. and Red Mountain Holding, Ltd. ("Shareholders") on the one hand, and Mace Security International, Inc. ("Purchaser") on the other hand.
All capitalized terms set forth herein and not defined herein shall have the meanings ascribed thereto in the Merger Agreement.

          For good and valuable consideration, receipt of which is hereby acknowledged, the parties hereto agree as follows:

          1. The Merger Agreement must be amended to reflect the increase to the number of shares of Seller's Common Stock to be sold pursuant to the Stock Purchase Agreement from 3,675,000 shares to 3,735,000 shares.

          In that regard, Section 7.7 of the Merger Agreement is hereby amended by replacing all references to "3,675,000 shares" with "3,735,000 shares"

          and all other provisions, if any, of the Merger Agreement that reference "3,675,000 shares" shall also be so amended.

          2. All other terms of the Merger Agreement shall remain in full force and effect.

          3. This Amendment may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

          4. This Amendment has been entered into and shall be construed and enforced in accordance with the laws of the State of New York without reference to the choice of law principles thereof. In any litigation in connection with or arising out or related to this Agreement, any of the documents referred to herein or transactions contemplated hereby, the Seller irrevocably consents to and confer personal jurisdiction on the courts of the State of New York or the United States located within the City of Albany and expressly waive any objections as to venue in any such courts.

          IN WITNESS WHEREOF, the parties hereto have each executed and delivered this Amendment No. 1 to Merger Agreement as of the day and year first above written.



SHAREHOLDERS                  PURCHASER

/s/ Louis Paolino, Jr.        MACE SECURITY INTERNATIONAL, INC.
----------------------
Louis D. Paolino, Jr.

                              By: /s/ Jon E. Goodrich
                                 --------------------
Red Mountain Holding, Ltd.          Jon E. Goodrich
                                    Chief Executive Officer
By: David Ehrlich
    -------------
David Ehrlich, director


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